Exhibit 10.1

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

TGS-004-900______

THIS PRODUCT PURCHASE AND INTERNATIONAL DISTRIBUTOR AGREEMENT is made and entered into as of August 20, 2012 (this “Agreement”), between THERMOGENESIS CORP., a Delaware corporation, with its principal office at 2711 Citrus Road, Rancho Cordova, CA  95742, USA (“THERMO”), and GOLDEN MEDITECH HOLDINGS LIMITED, a company organized under the laws of the Cayman Islands, with its principal office at 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, S.A.R. (“GMH”).

R E C I T A L S

A.           THERMO’s business is to design, manufacture (directly or indirectly through manufacturing subcontractors) and sell medical devices and other products which utilize its proprietary thermodynamic and/or archiving technology for the processing of biological substances, including the cryopreservation, thawing, and storage of blood components.

B.           GMH has facilities and experience in the distribution and sale of medical devices in the Territory, and shall become the exclusive distributor for the Products to cord blood banks in the Territory, pursuant to the terms and conditions of this Agreement.

C.           THERMO and GMH seek to enter into an agreement pursuant to which THERMO shall provide certain processing equipment for the use of GMH at cord blood banks owned or operated by, or affiliated with GMH or strategic partners of GMH, including, without limitation, [*]  and [*] (collectively, “GMH Cord Blood Banks”) in the Territory, pursuant to which GMH shall agree to annually purchase not less than specified minimum amounts of specified products, and to which GMH shall have exclusive right to sell Products (as defined below) to cord blood banks other than the GMH Cord Blood Banks in the Territory, all subject to the terms and conditions set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.           DEFINITIONS:  when used herein, capitalized terms shall have the following meanings:

“Affiliate” means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” have correlative meanings.

“Change of Control” means (i) the direct or indirect sale or other disposition (in one or more related transactions to one or more parties) of all or substantially all of the assets of THERMO; or (ii) the direct or indirect transfer of fifty percent (50%) or more of the outstanding voting interest of THERMO, whether in a single transaction or series of related transactions.

“Customers” means all potential cord blood bank customers of the Products and Materials within the Territory, including both GMH Cord Blood Banks and non-GMH Cord Blood Banks.

“Effective Date” means the date of execution of this Agreement.

“Field of Use” the Field of Use identified for each Product(s) on Exhibit A-1 attached hereto shall apply to the Territory for such Product(s), also listed on Exhibit A-1.

“GMH Cord Blood Banks” means the cord blood banks owned or operated by, or affiliated with GMH or strategic partners of GMH, including, without limitation, [*] and [*], within the Territory.

“Know-how” means any and all current and future know-how, technical information, technical knowledge, unpatentable inventions, manufacturing procedures, methods, trade secrets, processes, formulas, documentation and other tangible or intangible property or rights relating to THERMO’s products, whether or not capable of precise separate description but which alone, or when accumulated, gives to the Person acquiring it an ability to study, test, formulate, manufacture, produce or market something which it otherwise would not have known to study, test, formulate, manufacture, produce or market in the same or similar way.

“Materials” means certain materials produced by THERMO, which include collectively the following:  (a) Auto Xpress™ System devices (the “AXP System”) which automate the volume reduction process for cord blood and consists of a battery-operated device and GMP-compliant software (XpressTRAK™) (the “AXP Platform”); (b) AXP Start-up Kit; (c) AXP Switch Box; and (d) Docking Stations.

“Minimum Purchase Requirement” means the annual minimum unit volumes of Products to be purchased by GMH as identified for each Product(s) in Exhibit F.

“Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

“Product” means the processing set that has integrated sampling segments (“AXP Disposable”), as further identified on Exhibit A-1.  The AXP Disposable is used in conjunction with the AXP Platform.

“Territory” means collectively the People’s Republic of China, but excluding Hong Kong and Taiwan (“PRC Territory”) and Singapore, Indonesia, India and the Philippines (collectively, the “Southeast Asia Territory”) as further set forth on Exhibit A-1, as limited therein by the Field of Use for each designated for each Product.

“THERMO Marks” means any and all trademarks, trade names, service marks, service names, logos and similar proprietary rights whether now or in the future owned, controlled or licensed by THERMO and currently used or to be used in connection with the Product(s).

“THERMO’s Point of Shipment” as defined in the Uniform Commercial Code refers to THERMO’s manufacturing facilities.

2.           DISTRIBUTION RIGHTS AND OBLIGATIONS.

2.1           Appointment as Exclusive Distributor.  Subject to existing distributors and customers as noted in Exhibit A-2, Thermo hereby appoints GMH as THERMO’s exclusive distributor of the Product, to all potential Customers within the Territory identified for the Product, as set forth on Exhibit A-1.

2.1.1           Notwithstanding the foregoing, the appointment and right of GMH to serve as the distributor of Products under this Agreement with respect to the PRC Territory and India (as set forth on Exhibit A-1) is subject to the termination of THERMO’s existing Product distribution arrangement for such countries.

2.1.2           Notwithstanding the foregoing, and without limiting THERMO’s rights under Section 10.2 below, in the event that GMH fails to satisfy the Minimum Purchase Requirement then GMH’s rights under this Agreement shall thereafter be non-exclusive.

2.2           Appointment of Sub-Distributors.  The Parties agree that GMH’s rights and obligations under this Agreement will, subject to terms and limitations contained in this Agreement, be discharged and administered directly by GMH and may include the use of GMH Affiliate entities as sub-distributors.  GMH shall provide THERMO with advanced written notice of any GMH Affiliate designated as a sub-distributor pursuant to the terms of this Agreement.  GMH shall remain responsible to THERMO for any and all acts and omissions of such sub-distributors.  All sub-distributors authorized under this section shall be monitored and policed by GMH in order to ensure that they do not violate any rights of THERMO or terms or conditions of this Agreement.  GMH shall indemnify, defend and hold harmless THERMO from and against any loss, damages, or costs which arise out of or result from the use of such sub-distributors.  GMH shall not appoint any other Persons to act as sub-distributors, and any attempt to assign to any other Person any and all of GMH’s rights hereunder, and any attempt to delegate to any such Person any and all of GMH’s obligations hereunder shall be null and void, will not bind THERMO, and will constitute an immediate default under this Agreement.

2.3           Promotion of Product(s); Advertising.

2.3.1           Promotion.  During the Term of this Agreement, GMH shall use its good faith commercially reasonable efforts to develop a customer base and promote the sale of the Product(s) within the Territory.  GMH shall advertise and otherwise promote the Product(s) in a commercially reasonable manner and furnish appropriate Product(s) information and promotional materials to its Customers.

2.3.2           Use of THERMO Marks.  GMH may refer to and advertise itself as an “Exclusive Authorized Distributor” of the Product(s) within all or any portion of the Territory, and may indicate on its stationery, business cards or other printed materials that it is an “Exclusive Authorized Distributor” of Product(s) and, subject to THERMO’s prior written approval, may have THERMO Marks imprinted thereon.

2.4           Forecasting and Purchase of Product(s).  On or before the first business day of each calendar quarter, GMH shall provide to THERMO a rolling quarterly forecast of GMH’s requirements for the Product(s) for the twelve (12) month period commencing that quarter.  The requirements for the first quarter period of each rolling quarterly forecast shall constitute a firm and binding Purchase Order and obligation to purchase such quantity of Product(s), shall not be less than the quarterly portion of the applicable Minimum Purchase Requirement, and shall be delivered to GMH in full prior to the end of the same quarter.  The remaining rolling quarterly forecast shall constitute non-binding estimates of Product(s) and requirements for the period described, however the 2nd quarter in any forecast shall be varied by no more than +/- [*] percent ([*]%) in the subsequent binding forecast, unless mutually agreed by the parties.  The 3rd and 4th quarter of each forecast are non-binding and may be modified by GMH at any time in its sole discretion.  Notwithstanding the foregoing, GMH may submit a firm and binding Purchase Order to increase firm order quantities over forecasted quantities for a given quarter subject to not less than thirty (30) days written notice by GMH to THERMO.

The Minimum Purchase Requirement shall be updated annually by mutual agreement between THERMO and GMH to an amount not less than the Minimum Purchase Requirement for the prior year, and adjusted by a percentage equal to the annual year-over-year average new subscriber annual growth rate for automated processing at the facilities in the Territory, including as reflected in Section 3.1, and as further set forth on Exhibit F.

2.5           Translation of Materials.  GMH shall bear the cost and responsibility of translating and/or preparing sales literature and other promotional materials for the Product(s) in the languages of the Territory, as needed, to market THERMO’s products in the Territory.  GMH will assist but not be responsible for translations which may be required for any labeling or package insert associated with THERMO’s products.  GMH shall transfer to THERMO all rights, title and interest in the translated and prepared materials.  All translated materials must be approved by THERMO prior to release and distribution.  GMH must attach a written statement with the translated materials submitted to THERMO for approval certifying that the translation does not misrepresent the claims of the original English-language material and is an accurate translation.

2.6           Trademark License.  In addition, THERMO hereby grants to GMH the non-exclusive, royalty-free right and license to use designated THERMO Marks associated with the Product(s) in connection with the marketing, distribution, sale and post-sale field service, technical assistance and support of the Product(s).  GMH agrees not to alter, obliterate, deface or remove any THERMO Marks displayed on any Product(s) or its packaging, or add any name, brand or trademark thereto without the prior written consent of THERMO.  Notwithstanding the foregoing, GMH’s trademarks may be displayed on Product(s) packaging, and the parties shall reasonably cooperate with one another to ensure that all Product(s) packaging and labeling prepared by THERMO complies with applicable law.  Except as provided in this Agreement, nothing herein shall grant to GMH any right, title or interest in the THERMO Marks, which right, title and interest shall be vested in THERMO.  GMH shall immediately notify THERMO if, during the term of this Agreement, GMH becomes aware of any other Person who is using any trademark, trade name, service mark, service name or logo that is substantially or confusingly similar to those owned or used by GMH pursuant to the authority granted by THERMO hereunder.

2.7           Reservation of Title.  THERMO reserves to itself and retains all right, title and interest in and to the Applicable THERMO Technology and to any modifications, enhancements, improvements and upgrades thereto.  GMH may not duplicate, translate, decompile, reverse engineer or adapt the Product(s) without THERMO’s prior written consent.

2.8           No Other Rights.  Except as expressly provided in this Agreement, no right, title, or interest is granted by THERMO to GMH hereunder.  THERMO may distribute products other than the Product(s) within the Territory, and no right, title or interest is granted by THERMO to GMH relating to such product.

3.           PROVISION OF MATERIALS.

3.1           Provision of Materials.  THERMO will grant a temporary right of use during the term of this Agreement and deliver the Materials identified on Exhibit G for use by Customers in the Territory.  On an annual basis THERMO and GMH shall review the quantity of Materials provided by THERMO to the Customers in the Territory, and such quantity may be increased to fulfill the increase in the size of the subscriber population and the cord blood sample processing requirements, pursuant to the schedule attached as Exhibit I.  Exhibit G shall be updated from time to time by THERMO to reflect the Materials installed for use by Customers.

3.2           Limitations on Use.  The Materials are supplied to GMH solely for the processing of stem cells from cord blood, at the Customer facilities in the Territory.  GMH shall use diligent best efforts to confirm that the Materials are not used by any Customer at any location other than the installed location or for any other purpose, and shall provide prompt notice to THERMO of any non-compliance.  The right of Customers to use the Materials is subject to GMH’s agreement to purchase and use the Minimum Purchase Requirement of Product, as further set forth on Exhibit A-1, as adjusted from time to time.

3.3           Exclusive Use of Automated Systems in Territories.  THERMO is providing the Materials to GMH for use under this Agreement conditioned on the agreement by GMH that the cord blood banks operated by [*], shall exclusively use the Materials for those samples requiring automated volume reduction of stem cells from cord blood for cryopreservation applications.  The cord blood banks operated by [*] will not use any competitive automated processing technologies or systems for volume reduction of stem cells from cord blood.  This exclusive use obligation shall be fully implemented in the PRC Territory not later than one year after approval by SFDA for use of the Materials and Product in the PRC Territory.  Additionally, once the cord blood banks operated by [*] have been provided with Materials and the AXP Platform has been set up in such facilities, then the [*] cord blood banks shall (a) exclusively use the Materials for those samples requiring automated volume reduction of stem cells from cord blood for cryopreservation applications; and (b) not use any competitive automated processing technologies or systems for volume reduction of stem cells from cord blood.

3.4           Return of Materials.  If this Agreement terminates, then all rights of GMH and the GMH Cord Blood Banks to use the Materials will terminate, and GMH must return the Materials to THERMO’s Rancho Cordova facility within one hundred twenty (120) days of Termination.  The party that initiates termination of this Agreement shall be responsible to pay for the shipment expense to return the Materials.  GMH shall assist with compliance with all applicable regulations of the United States and the Territory with regard to the condition and re-importation of the Materials, including all requirements for the cleaning and removal of all biological materials prior to shipment, by following the written instructions provided by THERMO.  THERMO shall provide GMH with information and assistance in compliance with the applicable regulations of the United States.

3.5           Service and Maintenance of Materials.  During the term of this Agreement, THERMO shall, at [*] to GMH or the Customers, directly or through its authorized local service provider, provide annual repair and maintenance services for the Materials located at the facilities of Customers, which services shall be coordinated through GMH.  Repair and servicing will be conducted by THERMO trained service personnel.  At THERMO’s election, repair and servicing may be conducted on site or off-site at a THERMO appointed repair center.  To initiate repair services, GMH shall notify THERMO of the description of the Material(s), quantity, reason for repair, and serial number of device.  In the event that any repair occurs offsite, GMH may be required to ship the unit to the designated repair center.  The Materials shall be packaged to protect them from shipping damage and shall be properly insured.  THERMO will send to GMH a temporary replacement unit.  When the repair is complete, the repaired unit will be returned to GMH and GMH will return the temporary replacement unit to THERMO in its original packaging.  Costs for repair of damage due to improper packaging by GMH will be the responsibility of GMH if GMH does not return any units in the original packaging.

3.6           Materials Use Agreement.  THERMO agrees to provide the each Customer with a temporary right to use Materials pursuant to the terms of this Section 3, subject to an annual minimum purchase commitment of Products, acceptable to THERMO, from such Customer.  The grant of use to Customers shall be subject to the execution and delivery by such Customers of a Materials Use Agreement in the form provided by THERMO.  The Materials Use Agreement shall provide that Customers shall have the right to use the Materials at [*], including annual repair and preventative maintenance.  THERMO shall retain all right, title and interest in and to the Materials, and if any Customer ceases to purchase Products then the Customer’s right to use the Materials will terminate, and GMH shall be responsible for insuring that the Customer returns all such Materials within thirty (30) days, as further set forth in the Materials Use Agreement.  The JOC shall determine how the Materials Use Agreements and distribution, servicing, and return of Materials from Customers shall be administered.

4.           TERMS OF PURCHASE OF PRODUCT.

4.1           Terms and Conditions.

4.1.1           GMH shall purchase all Products from THERMO, which Products and replacement products shall thereafter be resold by GMH to its Customers.  In addition, GMH agrees to purchase from THERMO all Products (AXP Disposable processing sets) used in connection with the Materials used by the cord blood banks operated by [*] and its other Customers located in the Territory.  All purchases of Product(s) hereunder shall be subject to the provisions of this Agreement.  Unless otherwise agreed in writing, nothing contained in any purchase order submitted pursuant to this Agreement shall in any way modify or add any provision to this Agreement.  In the event of a conflict between the terms of any purchase order and the provisions of this Agreement, the provisions of this Agreement shall govern.

4.1.2           Without limiting the foregoing, GMH agrees to purchase from THERMO not less than the Minimum Purchase Requirement of AXP Disposables during the term of this Agreement, as further set forth on Exhibit F.  If GMH fails to comply with the Minimum Purchase Requirement for the quantity of Products in any period during the term of this Agreement, it shall be an immediate default under this Agreement and THERMO shall have the right to terminate this Agreement with written notice to GMH.  The purchase price for the Products is set forth on Exhibit A-1.  Subject to the provisions of Section 2.4, GMH will order Products by submitting to THERMO a binding purchase order.

4.2           Prices.  All prices for Product(s) purchased by GMH hereunder shall be Free Carrier (“FCA”), THERMO’s Point of Shipment.  THERMO’s Point of Shipment may be Rancho Cordova, Costa Rica, or a THERMO designated warehouse or supplier.  The initial price to GMH for each Product(s) and part is set forth opposite such Product(s) or part in Exhibit A, and such initial price will remain fixed through the end of the initial term of this Agreement (section 10.1 refers).  Thereafter, for any renewal term, the purchase price to GMH for such Product(s) or part may be increased or decreased by THERMO by written notice to GMH not later than one hundred twenty (120) days prior to the expiration of the then current term of this Agreement.

4.3           Certain Taxes.  The parties acknowledge that the purchase prices of Product(s) set forth in Exhibit A do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the import or purchase of the Product(s), including all income and income-based taxes imposed on THERMO under applicable laws in Territory, which taxes shall be the sole responsibility of and GMH agrees that it will bear all such taxes and duties.  When THERMO has the legal obligation to collect and/or pay such taxes or duties, the appropriate amount shall be added to GMH’s invoice and paid by GMH to THERMO, unless GMH provides THERMO with a valid tax exemption certificate authorized by the appropriate governmental taxing authority, or provides proof of payment to such authority.

4.4           Order and Acceptance.  All orders for Product(s) shall be by means of a signed written purchase order which shall be submitted to THERMO at THERMO’s address for notice purposes set forth in Section 11.5, and shall request a delivery date.  Orders may be placed by telephone, facsimile transmission or, upon the parties’ agreement, on THERMO’s Web-Site or by e-mail; provided, however, that a signed confirming purchase order is received by THERMO five (5) business days after such order.  THERMO shall notify GMH in writing within five (5) business day from submission of the purchase order of any rejected order, which notice shall specify the defect with the order causing rejection.  THERMO shall have no liability to GMH with respect to purchase orders that are not accepted due to errors by GMH with the order.  In the event of rejection, GMH shall have the right to immediately correct and resubmit the rejected order.

4.5           Invoicing; Payment.  THERMO shall submit an invoice to GMH with each shipment of Product(s) ordered by GMH.  Each invoice shall be due and payable in the manner agreed to by the parties set forth in Exhibit E.  All invoices shall be sent to GMH’s address for notice purposes set forth in Section 11.5, without regard to the actual shipping address for the Product(s).  Each such invoice shall state GMH’s aggregate and unit purchase price for Product(s) in the relevant shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by THERMO and to be borne by GMH hereunder.  GMH shall make all payments to THERMO under this Agreement in United States dollars in immediately available funds to a bank account designated by THERMO in such invoice, or otherwise designated by THERMO in writing.  GMH shall not take any credits or offsets against amounts billed GMH by THERMO without THERMO’s prior written consent.

4.6           Shipping; Risk of Loss.

4.6.1           All Product(s) delivered by THERMO pursuant to this Agreement shall be suitably packed for surface or air shipment, in GMH’s sole discretion, in THERMO’s standard shipping cartons, marked for shipment to such location or locations as GMH may designate, and delivered to GMH or its carrier, FCA, THERMO’s Point of Shipment.  Risk of loss of Product(s) shall pass to GMH upon delivery to the carrier at the FCA Point of Shipment.  GMH at its cost and in its capacity as distributor shall be responsible to ship the Products to the Territory from THERMO’s Point of Shipment, to clear customs for entry of the Product into the Territory, and to deliver the Products to the GMH Cord Blood Banks and other Customer facilities.

4.6.2           THERMO shall ship all Product(s) in accordance with GMH’s delivery instructions specified in GMH’s purchase orders; provided, however, that if GMH does not provide delivery instructions with respect to the carrier to be used, THERMO may use its customary carrier.  Partial shipments are allowed.  All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by GMH.  GMH shall also bear all applicable taxes and duties that may be assessed against the Product(s) after delivery to the carrier FOB, THERMO’s Point of Shipment.

4.6.3           THERMO shall use its good faith efforts to ship the Product(s) within ten (10) business days, after receipt and acceptance of GMH’s purchase order for the Product(s), and consistent with THERMO’s shipping procedures in place from time to time; provided that GMH has timely provided the Product forecast required under Section 2.4 and that such orders are consistent with the Product forecast provided by GMH under Section 2.4.  All shipments of Product(s) shall be deemed to conform to the relevant purchase order, unless THERMO receives from GMH, no later than fifteen (15) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and the exact nature of the discrepancy between the shipment and the order.

4.7           AXP Disposable Shelf Life.  The Processing Sets purchased by GMH under the terms of this Agreement for use at GMH Cord Blood Banks and its customers located in the Territory, including, without limitation, the cord blood banks operated by [*] and [*], will have no less than [*] ([*]) months shelf life remaining at time of shipment FCA at THERMO’s Point of Shipment.

4.8           Quality of AXP Disposable.  Defective bag sets for use at GMH Cord Blood Banks and the Customers located in the Territory, including, without limitation, the cord blood banks operated by [*]  and [*], will be replaced by THERMO at [*] to GMH; however, GMH must notify THERMO within seventy-two (72) hours of incident and send sample back to THERMO for investigation.  Annually THERMO will ship at its cost, replacement bag sets for the defective bag sets reported and returned.

5.           WARRANTIES; REMEDIES FOR NON-CONFORMING PRODUCT.

5.1 Standard Warranty.  THERMO’s standard warranty is attached hereto as Exhibit C.

5.2 Customer Warranty.  GMH shall have the right to pass on to their Customers the Product(s) warranties set forth in Section 5.1.  A copy of the Product(s) warranty will be included in THERMO’s packaging of the Product(s).

5.3 Return Materials Procedure.  There are no rights of return for cash.  Product(s) returns and replacements are allowed under THERMO’s warranty program.  All Product(s) returns must be approved by THERMO and assigned a Return Material Authorization (“RMA”) number.  To obtain an RMA number prior to return, the GMH shall notify THERMO of the description of the Product(s), quantity, reason for return, serial number of device and date of purchase of Product(s) to be returned.  All Product(s) returns from GMH shall be sent directly to THERMO, insured by GMH.  The RMA number shall be prominently displayed on the outside of the shipping box and the Product(s) shall be packaged to protect them from shipping damage.  In the event that a root cause investigation performed by THERMO determines a defect with regard to a Lot of Products, THERMO will assign an RMA to all Product purchased by GMH in such Lot, and allow the return and replacement of such Products under THERMO’s warranty program.

5.4 Non-Conforming Product and Corrective Action.

5.4.1           THERMO shall maintain a minimum reliability rate (“Reliability Rate”) for the Product (AXP Disposable bag sets) such that [*] percent ([*]%) or greater of the Product used by Customers in the aggregate for each [*] are free from Critical Failures as defined below.  The Reliability Rate shall be calculated by dividing the [*] in each [*] which are free from a Critical Failure by the [*] in such [*].

5.4.2           All Critical Failures shall be confirmed by a root cause investigation performed by THERMO which determines the failure was caused by a manufacturing related defect and not user handling or error.

5.4.3           In the event that THERMO does not maintain the Reliability Rate for a given [*], THERMO shall [*] and shall [*] during such [*]; provided that such [*] for Products for such [*].

5.4.4           The following definitions apply to this Section:

“Critical Failure” shall mean failure of the AXP bag set in the form of [*], confirmed by a formal root cause investigation performed and documented by THERMO, including Sample Loss resulting from:  (A) [*]; and/or (B) [*].

“Fluid Path” is defined as the following components and connections:  (A) Processing bag, (B) Tubing connecting the Processing Bag and the Stop Cock (Valve), (C) Stop Cock (Valve), (D) Tubing connecting the Stop Cock (Valve) and the Freezing Bag, or (E) Freezing Bag.

“Sample Loss” means a cord blood sample that [*].

5.4.5           GMH shall assist THERMO in complaint investigation and field action execution by:

(a) Obtaining all relevant complaint information from customers in order to facilitate root cause analysis and complaint investigations.

(b) Maintaining traceability of AXP disposable lot numbers and device serial numbers delivered to customers.

(c) Communicating, under the direction of THERMO, subject to notice of such communications being provided to the JOC, customer’s technical bulletins, field actions and all other communications as required by THERMO.

5.4.6           Additionally, GMH shall maintain adequate storage, pest controls and environmental controls of warehousing facilities so as to prevent damage to, or quality degradation of product during transportation and warehousing; including packaging and labeling material.  Product losses, customer warranty claims, damage or degradation of THERMO products resulting from the failure by GMH to maintain adequate transportation, storage, pest controls or environmental controls shall be the responsibility of GMH.  THERMO has the right to audit GMH warehousing locations where THERMO products are warehoused.  Audit observations identified by THERMO shall be promptly remediated by GMH.

6.           ADDITIONAL OBLIGATIONS OF GMH.

6.1           Compliance with Laws.  GMH shall comply in all material respects with the laws and regulations (including, without limitation, health and safety regulations) applicable to the marketing, distribution, sale and service of Product(s) within the Territory.  GMH shall monitor the appropriate information sources in the Territory for material changes in such laws and regulations relating to the distribution of Product(s) within the Territory and notify THERMO in writing of all such material changes.  The GMH shall track customer shipment by lot and/or serial number to assist THERMO in performing any field corrective actions.

6.2           U.S. Export Controls.  GMH understands and acknowledges that THERMO is subject to regulation by agencies of the United States Government, including, without limitation, the United States Department of Commerce and the U.S. Food and Drug Administration, which prohibit export or diversion of certain products and technology to certain countries.  Any and all obligations of THERMO to provide the Product(s), documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by Persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.  GMH agrees to cooperate with THERMO, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom.

6.3           Customer Notification.  THERMO will be responsible for initiating product recalls and shall be responsible for notifying Customers of Product(s) and part recalls, at THERMOs cost.  GMH shall at its cost cooperate and provide support to THERMO, including, without limitation, to diligently follow-up with each Customer to insure that any recall communication was received and that Customer is in full compliance with all field action requests.  GMH shall submit regular written reports to THERMO regarding the status of Customer compliance with all product recalls during the recall period.

6.4           Customer Database.  GMH shall provide a customer database within three (3) months of execution of this contract and update once per year to include end user customer name, contact name, address, e-mail, telephone number.

6.4.1           Quarterly Sales Analysis Report.  GMH shall provide a quarterly sales analysis containing relevant device and disposable product data, including part number, unit quantity, and selling price for all customers in the Territory, in the format attached as Exhibit H.  The sales analysis report will be sent to THERMO on or before thirty (30) days following the last day of THERMO’s fiscal year quarter.  THERMO fiscal quarters are defined as January to March - 3rd quarter, April to June - 4th quarter, July to September - 1st quarter and October to December - 2nd quarter.

6.5           Development of the Market.  GMH will exert commercially reasonable best efforts to market, sell, and distribute the Product(s) in the Territory.  These efforts shall at a minimum be consistent with the commercial efforts that GMH uses to market and its other products and services, and shall maintain a competent and adequate sale force trained in the marketing and sales of the Product(s).  Without limiting the foregoing:

6.5.1           GMH will utilize sufficient resources to develop and expand the installed base of Materials in the assigned Territory and will hire, train and manage any necessary additional dedicated sales personnel to achieve annual minimum sales unit Minimum Purchase Requirements as defined in Exhibit F.

6.5.2           GMH shall maintain a training program for sales personnel in connection with demonstrations, use and sale of the Product(s), and attend such technical and sales training programs, trade shows and sales meetings in the Territory annually as may be agreed upon by GMH and THERMO.  In support of this effort, THERMO shall conduct an annual Users Group meeting in a different country in the Territory each year at THERMOs cost, provided that GMH shall agree to pay for the cost of accommodations for the attendants from the GMH Cord Blood Banks and other Customers.  Attendants shall be responsible for their own transportation and other incidental expenses.  The purpose of the Users Group will be to provide “real life” opportunities for sharing scientific and technical best practices learning from the shared experience of the members and shall provide other functions such as speakers at group meetings.

6.6           No Conflicting Commitments.  GMH shall not enter into any third party commitments or contracts with end-user customers for THERMO product sales or service and repair that supersedes or conflicts with the terms and conditions of Agreement.

6.7           Exclusive Provider of Devices and Products in Field.  GMH shall not during the term of this Agreement obtain, sell, distribute or use, directly or indirectly, any automated device or product that can be used as a substitute for the Materials or Products in the Field in the Territory, or that compete with or have the same use, purpose or functionality as the Materials or Products, even if such automated devices or products have additional functionality, use or purpose.  The parties acknowledge that this restriction applies to GMH, its Affiliate sub-distributors, and the GMH Cord Blood Banks, but does not apply to other Customers which are not controlled by GMH.

6.8           Intellectual Property Rights.  GMH acknowledges and agrees that nothing in this Agreement shall be construed as expressly or impliedly granting any patent right or license to GMH covering the Materials, Products and any other technology or intellectual property of THERMO.  THERMO shall retain exclusive ownership of the Materials, Products and all technology and intellectual property rights.  GMH shall use good faith efforts to protect the proprietary and intellectual property rights of THERMO.  GMH agrees not to directly or indirectly reverse engineer or attempt to replicate the Materials or Products.  GMH will promptly notify THERMO of any third party infringement of any of THERMO’s proprietary or intellectual property rights.  GMH shall indemnify, defend and THERMO harmless from any infringements of intellectual property or proprietary rights by GMH or its agents.

6.9           Registration Assistance.  GMH or an appropriate Affiliate shall serve as THERMO’s local liaison and affiliate in the countries comprising the Territory to assist and support THERMO in registering and obtaining approval to market, distribute, sell and use the Materials and Products in such each such country, consistent with THERMO’s obligations as further set forth in Section 7.6 below.  Upon the expiration or earlier termination of this Agreement, such local representative appointment shall be transferred to a Person designated by THERMO, to the extent permitted by the terms of such registrations, licenses or permits and by applicable law.  The obligation of GMH or its appropriate Affiliate shall be limited to serving as the local agent and a resource to THERMO.  GMH shall not be required to perform and shall not have any legal liability or responsibility for satisfying any of the legal requirements for obtaining registration, which is THERMO’s obligation under Section 7.6 below.

6.10           Responsible Person.  GMH shall notify the competent authorities in Territory that it has been designated as the person responsible for the marketing and distribution of the Product(s) within the Territory, and GMH’s address for notice purposes in Section 12.4 shall be the registered place of business for such purposes.

7.           OBLIGATIONS OF THERMO.

7.1           Compliance with Laws.  THERMO shall comply in all material respects with all laws and regulations within the United States applicable to the manufacture, labeling, packaging and sale of the Product(s), and any laws applicable at points of manufacture with respect to the Products.

7.1.1           THERMO shall supply only products which have CE Mark.

7.2           Support.  THERMO shall provide consultation to GMH concerning technical aspects and use of the Product(s) from time to time as reasonably requested by GMH.  Post warranty technical support and service assistance shall be provided to GMH as described in Exhibit B, attached and incorporated herein.

7.3           Scientific and Technical Information.  THERMO shall provide to GMH scientific and technical information available to THERMO and required for distribution to obtain any registrations, licenses and permits required for the sale and distribution of the Product(s) within the Territory, or to respond to inquiries from Customers, or governmental or regulatory authorities.

7.4           Product(s) Training.  THERMO shall provide Product(s) training for GMH’s product managers and field application specialists on an as-needed basis to enable GMH to promote the sale of Product(s) and to perform customer training, technical assistance and support for its Customers.  Such Product(s) training shall be conducted, at THERMO’s election, at THERMO’s Rancho Cordova, California facilities or at GMH’s facilities in Territory, and will be free of charge.  GMH shall be responsible for all out-of-pocket expenses incurred in connection with attending such Product(s) training, including travel, airfare and lodging expenses incurred by GMH’s personnel while attending such training in California.  Likewise, in the event that THERMO provides training at GMH’s facilities in Territory at GMH’s request, GMH will be responsible for all out-of-pocket costs incurred in connection with travel to and attendance at such training reasonably incurred by THERMO in sending a training representative to the GMH’s facilities in Territory.  THERMO will provide Product(s) updates and service bulletins as they become available.

7.5           Information Reporting.  THERMO shall provide to GMH, at THERMO’s expense, (i) information regarding any discovered defects in the Product(s), or any malfunction or deterioration in the performance of the Product(s); and (ii) any inadequacy in the labeling or the instructions for use.  GMH is responsible for disseminating the information to customers and service representatives as appropriate.

7.6           Registrations, Licenses and Permits (other than CE Marks).

7.6.1           THERMO shall, at its expense, apply for and use its commercially reasonable efforts to obtain all registrations, licenses and permits that necessary to market, distribute, and sell the Product(s) within such Territory.

7.6.2           As of the Effective Date, registration for the Product and Materials (a) has been completed in India (subject to transfer to THERMO and GMH), (b) is in process in PRC (subject to transfer to THERMO and GMH), and (c) will commence in Indonesia, Singapore and the Philippines upon execution of this Agreement.  THERMO and GMH shall meet not less than monthly to review progress until registration and approval is achieved in the PRC Territory.  Thereafter, progress in obtaining registrations and approvals shall be reviewed by the JOC.

7.6.3           GMH shall not market, distribute or sell the Products in the PRC Territory until such time as THERMO has obtained all necessary registrations, licenses and permits.  GMH shall cooperate with and serve as the local intermediary for THERMO with the appropriate governmental agencies in the Southeast Asia Territory, and will assist THERMO in understanding any applicable legal requirements and in obtaining any registrations, licenses and permits necessary to market, distribute, and sell the Product(s) within such Southeast Asia Territory.  Unless otherwise mutually determined by THERMO and GMH, GMH shall not market, distribute or sell the Products in the Southeast Asia Territory until such time as THERMO has obtained all necessary registrations, licenses and permits.

7.7           Sales Reporting.  THERMO shall quarterly provide a report to GMH with respect to sales and transfers to the existing distributors and customers identified on Exhibit A-2, setting forth the volume of Product transferred to such parties, the transfer price paid by such parties, and other material sales terms, including but not limited to any sales rebate arrangement and maintenance fee or rental income on Materials provided, on an individual customer basis, but without identifying such party by name in order to comply with applicable confidentiality requirements.

8.           JOINT OPERATING COMMITTEE.

8.1           Upon the Effective Date, THERMO and GMH shall establish a joint operating committee (“JOC”).  The JOC shall be comprised of two (2) members appointed by THERMO and two (2) members appointed by GMH.  The JOC shall have the duties and responsibilities set forth in this Section.

8.2           The JOC shall discuss and work to reach consensus on the management and administration of the responsibilities and obligations of the Parties under the Agreement.  If the JOC is unable to reach consensus on a matter, the issue shall be resolved by the senior most executives of the Parties responsible for the division administering the Agreement.  If such senior executives cannot reach consensus and resolution, the Parties shall continue to comply with the express terms of the Agreement, and each Party shall have the right to decide how to proceed within each Party’s respective area of responsibility.

8.3           The JOC will meet no less than four (4) times a year two (2) times face-to-face and two (2) times via video conferencing to review, among other things, sales performance, progress on sales metrics, the operating plan and budget, on hand inventory levels, customer usage information, and make such adjustments and changes as are agreed to by the Parties.

9.           REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

9.1           THERMO.  THERMO hereby represents and warrants to GMH that:

9.1.1           THERMO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is currently being conducted.  THERMO has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by THERMO.

9.1.2           The execution, delivery and performance by THERMO of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of THERMO, any material contract, agreement or instrument to which THERMO is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which THERMO is bound, or any law, rule or regulation applicable to THERMO.

9.1.3           THERMO is the sole, exclusive and lawful owner of all right, title and interest in and to the applicable THERMO technology incorporated in the Product(s) (“Applicable THERMO Technology”) and to the THERMO Marks, free and clear of all liens, claims, security interests or other restrictions or encumbrances.  THERMO has not granted to any other Person any license, franchise or other rights to acquire, use or exploit the Applicable THERMO Technology within the Territory (or any portion thereof).  THERMO has the right to grant the distribution and other rights to GMH hereunder, without the consent of any other Person.  THERMO is not aware of any third-party intellectual property rights in the Applicable THERMO Technology that could give rise to third-party claims of infringement.

9.2           GMH.  GMH hereby represents and warrants to THERMO that:

9.2.1           GMH is a company duly organized and existing under the laws of the Cayman Islands, and has all power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted.  GMH has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by GMH.

9.2.2           The execution, delivery and performance by GMH of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Memorandum and Articles of Association of GMH, any material contract, agreement or instrument to which GMH is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which GMH is bound, or any law, rule or regulation applicable to GMH.

9.2.3           GMH and its Affiliates have the distribution facilities and personnel reasonably necessary to perform its functions and otherwise carry out its obligations under the terms of this Agreement.

9.2.4           Except as disclosed on Schedule 9.2.4, no owner of GMH or its Affiliates are employed with, have any employment relationship or is independent contractor with THERMO.

10.           TERM AND TERMINATION.

10.1           Term.  The term of this Agreement shall commence on the date hereof and shall continue for five (5) years (“Term”), unless earlier terminated pursuant to Section 10.2.  This Agreement may be renewed for successive one year periods by mutual agreement of both parties with written notice at least ninety (90) days prior to expiration of the then current term of this Agreement.

10.2           Termination of Agreement.  This Agreement may be terminated as follows:

10.2.1           The parties may terminate this Agreement upon their mutual written agreement.

10.2.2           THERMO may immediately terminate this Agreement by written notice to GMH if GMH breaches any of the (a) payment terms and conditions; or (b) the Minimum Purchase Requirement, as set forth on Exhibit F, as adjusted from time to time.

10.2.3           Excepting the matters covered under Section 10.2.2, THERMO may terminate this Agreement if GMH breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following GMH’s receipt of written notice from THERMO setting forth the nature of such breach; provided, however, that in the event such breach is not cured within such thirty (30)-day period, THERMO may not terminate this Agreement if GMH promptly commences to cure such breach within such thirty (30)-day period and thereafter diligently pursues such cure to completion; provided further, however, that the cure period for any such breach shall not exceed sixty (60) days from the date of GMH’s receipt of written notice from THERMO.

10.2.4           GMH may terminate this Agreement if THERMO breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following THERMO’s receipt of written notice from GMH setting forth the nature of such breach; provided, however, that in the event such breach is not cured within such thirty (30)-day period, GMH may not terminate this Agreement if THERMO promptly commences to cure such breach within such thirty (30)-day period and thereafter diligently pursues such cure to completion; provided further, however, that the cure period for any such breach shall not exceed sixty (60) days from the date of THERMO’s receipt of written notice from GMH.

10.2.5           Either party may terminate immediately this Agreement by written notice to the other party upon the occurrence of any of the following events:  (i) the other party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (ii) the other party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; or (iii) the other party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

10.2.6           Either party may terminate this Agreement with respect to any individual country contained in the Territory by written notice to the other party in the event that registration or approval for the marketing, distribution, sale or use of the Materials or Product is revoked in such country and is not reinstated within thirty (30) days.

10.2.7           GMH may terminate this Agreement by written notice to THERMO in the event that THERMO fails to achieve the Minimum Reliability Rate (as defined in Section 5.4.1) for the lesser of (a) [*] ([*]) consecutive [*]; or (b) [*] ([*]) consecutive [*].  In the event that GMH elects to terminate the Agreement pursuant to this provision,  All rights of GMH under this Agreement shall immediately terminate, and all distribution rights and right to make sales of the AXP System to Customers shall immediately revert to THERMO.

10.3           Effect of Termination.

10.3.1           The expiration or earlier termination of this Agreement shall not relieve any party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination.

10.3.2           Within ten (10) business days following the effective date of the expiration or earlier termination of this Agreement, GMH shall provide to THERMO a complete inventory of Product(s) in GMH’s possession, in transit between GMH’s authorized locations or in transit to GMH from THERMO or otherwise in GMH’s control.  THERMO may inspect GMH’s Product(s) inventory and audit GMH’s records in the manner provided herein above, at THERMO’s cost.

10.3.3           Notwithstanding the expiration or earlier termination of this Agreement, GMH may continue to market, distribute and sell Product(s) within the Territory after the expiration or earlier termination of this Agreement until the earlier of (i) the date that GMH has sold all of its Product(s) inventory existing as of the effective date of expiration or earlier termination; and (ii) the six (6)-month anniversary of the effective date of expiration or earlier termination.

10.4           Return of Marketing Materials.  GMH shall return to THERMO all promotional materials for Product(s) previously furnished by THERMO and in GMH’s possession at the time that GMH is no longer entitled to distribute and sell any Product(s) hereunder and at this time GMH shall no longer use the designations “Exclusive Authorized Distributor” in connection with THERMO’s Product(s) on its business cards, stationery and other printed materials.

10.5           Force Majeure.  Neither party shall be liable to the other party for non-performance of or delay in performing its obligations hereunder to the extent that performance is rendered impossible by Force Majeure.  “Force Majeure” shall exist to the extent performance is prevented or delayed by any future condition, which (i) is beyond the reasonable control, and without the fault or negligence, of the Party affected thereby, (ii) was not foreseeable by such Party at the time this Agreement was entered into, and (iii) could not have been prevented by such Party taking reasonable steps.  Such conditions shall include but not be limited to war, acts of terrorism, mobilization, riots, fire, explosion, flood, insurrection, embargo, currency restriction, shortage of transport, general shortage of material and acts or omissions or governments in their sovereign capacity.  The party claiming to be affected by Force Majeure shall notify the other party in writing without delay on the intervention and on the cessation of such circumstance.  Either party shall be entitled to terminate the Agreement by notice in writing to the other party if performance of the Agreement is suspended under this Section for more than six (6) consecutive months.

11.           CONFIDENTIALITY.

11.1           Confidentiality.  Each party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such party (“Confidential Information”) will be furnished by the other party or such other party’s representatives.  Each party agrees that any Confidential Information furnished by the other party or such other party’s representatives will not be used by it or its representatives, except in connection with, and for the purposes of, the promotion, marketing, distribution and sale of Product(s) under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party.  Notwithstanding the foregoing, the parties agree that all Confidential Information shall be clearly marked “CONFIDENTIAL” or, if furnished in oral form, shall be stated to be confidential by the party disclosing such information at the time of such disclosure and reduced to a writing by the party disclosing such information which is furnished to the other party or such other party’s representatives within forty-five (45) days after such disclosure.

11.2           Exceptions.  The confidentiality obligations of each party under Section 11.1 do not extend to any Confidential Information furnished by the other party or such other party’s representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives; (ii) was available to such party or its representatives on a non-confidential basis prior to its disclosure thereto by the other party or such other party’s representatives; (iii) was independently developed without the use of the other party’s Confidential Information by representatives of such party who did not have access to the other party’s Confidential Information, as established by contemporaneous written records; or (iv) becomes available to such party or its representatives on an non-confidential basis from a source other than the other party or such other party’s representatives; provided, however, that such source is not bound by a confidentiality agreement with the other party or such other party’s representatives.

11.3           Compelled Disclosure.  In the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other party or such other party’s representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

11.4           Authorized Disclosure.  Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:  (i) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice; (ii) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party; or (iii) as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

11.5           Ownership of Confidential Information.  The party disclosing or otherwise furnishing Confidential Information to the other party will retain the exclusive ownership of all right, title and interest in and to such Confidential Information.

11.6           Survival.  The obligations of the parties under this Section 11 shall survive the expiration or earlier termination of this Agreement for a period of three (3) years.

12.           GENERAL PROVISIONS.

12.1           Independent Contractors.  The relationship of THERMO and GMH established by this Agreement is that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the parties are participants in a common undertaking.  Neither party may direct or control the activities of the other party or incur or assume any obligation on behalf of the other party or bind such other party to any obligation for any purpose whatsoever.

12.2           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without reference to rules of conflicts or choice of laws.  Any dispute or issue arising hereunder, including any alleged breach by GMH, not resolved pursuant to Section 12.13 shall be heard, determined and resolved by an action commenced in the federal or state courts in Sacramento, California, which the parties hereby agree shall have the exclusive jurisdiction over the issues and the parties.  GMH hereby agrees to submit itself to the jurisdiction of the federal and state courts in Sacramento, California and waives the right to make any objections based on the exclusive jurisdiction or venue in such courts.  The California courts shall have the right to grant all relief to which each party is or shall be entitled hereunder, including all equitable relief as the Court may deem appropriate.  GMH hereby consents to service of process by registered mail.

12.3           Entire Agreement.  This Agreement, including the Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same.

12.4           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party at the following address (or at such other address for which such party gives notice hereunder):

If to GMH:	Golden Meditech Holdings Limited 48th Floor, Bank of China Tower 1 Garden Road, Central Hong Kong, S.A.R. Attention: Chief Operating Officer Telephone: (852) 3605 8180 Facsimile: (852) 3605 8181

If to THERMO:	ThermoGenesis Corp. 2711 Citrus Rd. Rancho Cordova, CA 95742 Attention: VP, Commercial Operations & Marketing Telephone: (916) 858-5100 Facsimile: (916) 858-5199

12.5           Assignment and Binding Effect.  Except as otherwise provided in this Agreement, neither party may, directly or indirectly, assign its rights or delegate its duties under this Agreement without the prior written consent of the other party.  No permitted assignment of rights or delegation of duties under this Agreement shall relieve the assigning or delegating party of its liabilities hereunder.  For purposes of this Agreement, either party shall be deemed to have assigned this Agreement if any Person other than an Affiliate of such party purchases or otherwise acquires more than fifty percent (50%) of the outstanding voting securities of such party or more than fifty percent (50%) of the total assets of such party.  This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors and permitted assigns.

12.5.1           Change of Control.  Notwithstanding the provisions of Section 12.5, an assignment by THERMO as a result of a Change of Control shall not require GMH’s prior written consent.  GMH shall receive a written statement within ten (10) business days of the effective date of the Change of Control confirming if the new owner will take ownership of Agreement or if Agreement will be terminated.

12.6           Partial Invalidity.  If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect.  The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

12.7           No Waiver; Amendment.  No waiver of any term or condition of this Agreement shall be valid or binding on any party, unless agreed to in writing by the party to be charged.  The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.  This Agreement may not be amended or modified, except by the written agreement of the parties other than the amendment of Exhibit(s) A and F, which may be modified by THERMO on the intervals provided in this agreement.

12.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

12.9           Consent Not Unreasonably Withheld.  No party given the right to approve or consent to any matter shall unreasonably withhold, condition or delay its approval or consent.  The failure to respond in writing within any specified time period shall be deemed unconditioned approval of or consent to the relevant matter, provided that the party requesting such approval or consent gives written notice requesting a response at least two (2) business days prior to the expiration of the specified time period, if any.

12.10           Construction; Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any section, recital, exhibit, schedule and party references are to this Agreement, unless otherwise stated.  No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

12.11           Further Assurances.  Each party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

12.12           Press Releases and Announcements.  A party must obtain the written consent of the counterparty if the name of the counterparty is to be mentioned in any kind of press release or announcement so that the counterparty can determine whether similar or joint announcement is required under applicable laws and regulations.

12.13           Alternative Dispute Resolution.

12.13.1              In the event of any controversy, dispute or claim arising out of or in connection with this Agreement, the parties will endeavor to negotiate a mutually satisfactory solution.  If a mutually satisfactory solution cannot be reached, the dispute shall, at either party’s written demand, be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by one arbitrator appointed in accordance with such Rules.  The arbitration shall take place in New York, New York.  The arbitration shall be held in the English language.  The decision of the arbitrator shall be final and binding upon the parties and their respective personal representatives, heirs, devisees, successors and assigns.  Judgment may be entered on the arbitrator’s award in any court having proper jurisdiction.  The costs of arbitration, including attorneys’ fees, shall be awarded by the arbitrator to the prevailing party.

12.13.2              Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to Section 12.2 [Governing Law].  Both Parties waive application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents.

12.13.3              The arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorney’s fees and expenses of the parties as the arbitrator deems appropriate.  In the absence of any such apportionment, the prevailing party in any arbitration or other proceeding shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

12.13.4              The parties agree that this Section 12.13 has been included to resolve rapidly and inexpensively any claims or disputes between them with respect to this Agreement, and that this Section 12.13 shall be grounds for dismissal of any action commenced by any party in any court with respect to any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof).

12.14           Governing Language.  The English language version of this Agreement shall control in any dispute between the parties.

12.15           Distribution of Competitive Products.  GMH agrees not to, directly or indirectly distribute competitive products of THERMO’s Products or Materials within the Territory during the term of Agreement.

[SIGNATURE PAGE FOLLOWS]

{1553075.DOCX;}                                                                     1 Rev. N.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed.

THERMO:	THERMOGENESIS CORP

/s/ Matthew T. Plavan
Matthew T. Plavan Chief Executive Officer

8/20/12
Date:

/s/ Harold Baker
Harold Baker VP, Commercial Operations & Marketing

8/20/12
Date:

GMH:	GOLDEN MEDITECH HOLDINGS LIMITED

/s/ Kam Yuen
Kam Yuen Chairman & CEO

8/20/12
Date:

[SIGNATURE PAGE TO EXCLUSIVE INTERNATIONAL DISTRIBUTOR AGREEMENT]

SCHEDULE 9.2.4

DISCLOSURE OF EMPLOYMENT OR INDEPENDENT

CONTRACTOR RELATIONSHIPS

Name:

Relationship:

Telephone:

Description:

If there is more than one employment disclosure, please provide the relative information below.

EXHIBIT A-1

PRODUCTS

Product	Field of Use	Territory
AXP Disposable Blood Processing Sets Part Nos.: THERMO 8-5101-1 AXC QC Bag THERMO 8-5110	The practice of stem cell isolation and collection from umbilical cord blood by cord blood banks	Effective immediately: Singapore Indonesia Philippines
Conditional appointment: People’s Republic of China (excluding Hong Kong and Taiwan) India

PRICING

Consumable Supplies:
AXP Bag Set Pricing*
THERMO 8-5101-1	AXP Disposable Blood Processing Set Sold per case (24 bag sets)	Annual Volume [*] [*] [*] [*] [*] [*]	Pricing/Unit $[*] $[*] $[*] $[*] $[*] $[*]
THERMO 8-5110	AXP QC bag Sold per case (10 units)	$[*] per unit*

* Excludes freight (FCA THERMO’s Point of Shipment), VAT and customs duties

EXHIBIT A-2

EXISTING DISTRIBUTORS AND CUSTOMERS

Existing Distributors and Customers	Countries Covered	End Sell Customers
Boyalife Stem Cell Industrial Group	PRC
Jiangsu Beike Bio Technology Co.	PRC
Nanshan Memorial Medical Institute	PRC
Fenwal, Inc. and Fenwal International, Inc.*	PRC and India

*[*].

[End Sell Customers Intentionally Left Blank]

EXHIBIT B

POST WARRANTY TECHNICAL SUPPORT AND SERVICE ASSISTANCE

1.           Technical Support via telephone, fax, or e-mail is available at no charge to GMH.

2.           Service Assistance is available as follows:

GMH’s service representative should attempt to resolve issue first and may request technical support via telephone, fax, or e-mail if necessary.  If unsuccessful at resolving issue, GMH may request an on-site visit by a ThermoGenesis Corp. Service Specialist.  All expenses for this visit will be the responsibility of the GMH.

EXHIBIT C

LIMITED WARRANTY

ThermoGenesis Corp. warrants that all reasonable care has been used in the manufacture of this disposable.  However, as a result of biological differences in individuals, no product is effective under all circumstances.  Because of this fact and since ThermoGenesis Corp. has no control over conditions under which disposable is used, diagnosis and physical and biological characteristics of the AutoXpress™ System Operator and Maintenance Manual, 1-16 37-00-101.C patient, methods of administration or its handling after the disposable leaves ThermoGenesis Corp. possession, ThermoGenesis Corp. does not warrant either product is effective.

ThermoGenesis Corp. while reiterating the invitation to strictly follow instructions for use in this manual and take all precautions necessary for proper administration of the same, points out that ThermoGenesis Corp. shall not be liable for any incidental or consequential loss, damage, or expense arising directly from use of disposable.

ThermoGenesis Corp. will replace only those disposables that it deems were defective at time of shipment.

The above is exclusive and in lieu of all other warranties, expressed or implied, written or oral, including, but not limited to, any implied warranties of merchantability or fitness.  No representative, dealer, distributor, or intermediary of ThermoGenesis Corp. is authorized to change any of the foregoing or assume any additional liability or responsibility in connection with this disposable.

EXHIBIT D

MEDICAL DEVICES VIGILANCE SYSTEM

It is the Distributor’s responsibility to:

Establish procedures associated with product identification, traceability, handling, storage, packaging, preservation, and delivery.  The distributor shall ensure that its employees are adequately trained on said procedures.

The distributor shall maintain shipment records for Company products that include consignee name and address, model numbers, and lot numbers.

The distributor shall promptly report product complaints to the Company in accordance with timeliness requirements specified in the contract.

The distributor shall ensure that all local, regional, and national regulatory requirements are met in the countries to which the contract applies.

The above four responsibilities ensure that ThermoGenesis and the Distributor are in compliance with the MDD 93/42/ECC and with European Medical Device Reporting Regulations (MEDDEV 2.12/1, Rev 7).

ThermoGenesis will notify the Competent Authorities and the Notified Body of any adverse incidents that meet the criteria described in MDD Article 10.  Systematic procedures for receiving and investigating customer complaints and for filing medical event (or near event) reports with appropriate Competent Authorities are in place.  As necessary, based on review of such events and experience gained from device usage, appropriate corrective action is implemented.

If a Distributor becomes aware of a product complaint, notify THERMO and THERMO’s European Union Representative for Medical Device Reporting (EU Rep.) within twenty-four (24) hours.

Please complete and return a copy of the attached product complaint form within twenty-four (24) hours of learning of a product complaint, product malfunction, or patient injury to:

THERMO:
THERMOGENESIS CORP., 2711 Citrus Road, Rancho Cordova, CA  95742, USA, Telephone No. 916-858-5100 and Fax No, 916-858-5199; and

EU Rep.:
Medical Device Safety Service, Burckhardstr. 1, D-30163, Hanover, Germany Tel:  +49-511-6262 8630, Fax:  +49-511-6262 8633, e-mail:  mdssgmbh@tonline.de, Internet:  www.mdss.com; Contact:  Ludgar Moller

Product Complaint and Vigilance Reporting Form
Reported By:	Physician:
Phone #:	Hospital/Clinic:
Date of Report:	Street Address:
Event Date:	City, Country & ZIP:

Product and Event Information (attach additional pages as required):
Type of device:	Catalog/Part #:	Lot #:
Event Description:
Is patient death or serious injury alleged as a result of the difficulty?  Yes*   No *If yes, contact ThermoGenesis immediately!
A serious injury or serious deterioration in health can include: 1) an injury or illness that is life threatening, even if temporary in nature; 2) results in permanent impairment of a body function or permanent damage to a body structure; or 3) necessitates medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure.
If YES, please explain:

Will the above product be sent back to ThermoGenesis Yes No If NO, please explain why:
Comments:

Form completed by (Print Name):	Date form completed:

EXHIBIT E

PAYMENT TERM

Net sixty (60) days from date of invoice.

EXHIBIT F

MINIMUM PURCHASE REQUIREMENTS

Product Name	Product Description	Minimum Purchase Requirement
THERMO 8-5101-1	AXP Disposable Blood Processing Set
Year 1 – 60,000 bag sets/year
Year 2 – 15,000 bag sets/quarter
[60,000 bag sets annually]
Year 3 – 15,000 bag sets/quarter
[60,000 bag sets annually]
Year 4 – 15,000 bag sets/quarter
[60,000 bag sets annually]
Year 5 – 15,000 bag sets/quarter
[60,000 bag sets annually]

Notes:
The Minimum Purchase Requirement is based on the estimate of GMH sales to their customers in the Territories, as defined in Exhibit A-1.  These requirements shall be increased annually at the commencement of each Year by a percentage equal to the annual growth rate for automated processing at the facilities in the Territory, which percentage shall be mutually determined by THERMO and GMH based on sales and facility information

Year 1 shall mean the 12 months following the later of (a) SFDA approval; and (b) the AXP Platform is successfully set up at all GMH Cord Blood Banks in PRC (efforts for which may commence immediately upon Effective Date, and shall be complete not later than 12 months following approval by SFDA).

EXHIBIT G

MATERIALS (1)

AXP Devices Serial #s (Part #8-5102):

Docking Stations Serial #s (Part #8-5103):

AXP Accessories:

[Exhibit Intentionally Left Blank]

(1)	THERMO retains title to all Materials

EXHIBIT H

QUARTERLY SALES ANALYSIS REPORT

Distributor: ____________________________________

Year:  _________________

Quarter:  [  ] January-March  [  ] April-June  [  ] July-September  [  ] October-December

AXP Bag Set/Part No.	Quantity	Country	Customer	Average Price/Unit

QUARTER TOTAL

EXHIBIT I

MATERIAL SUPPLY GUIDELINES

AXP equipment requirements/cord blood sample processing volumes

Samples/Yr/Prod Line	Processing Lines	AXP Devices	Docking Stations
8,320	1	[*]	[*]
16,640	2	[*]	[*]
24,960	3	[*]	[*]	≤ 25,000 samples/year
33,280	4	[*]	[*]
41,600	5	[*]	[*]
49,920	6	[*]	[*]	≤ 50,000 samples/year
58,240	7	[*]	[*]
66,560	8	[*]	[*]
74,880	9	[*]	[*]	≤ 75,000 samples/year
83,200	10	[*]	[*]
91,520	11	[*]	[*]
99,840	12	[*]	[*]	≤ 100,000 samples/year

Assumptions:

[*]

Note:

This Material supply guideline represents a reference for GMH selling AXP Products in the Territories.  The actual quantities of Materials to be provided to each Customer location shall be determined by THERMO in consultation with GMH in accordance with the actual situation of each Customer location after the completion of conversion/set up and the related training.